UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2014

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On February 14, 2014, PDL BioPharma, Inc. (the Company) entered into a credit agreement (the Credit Agreement) with Paradigm Spine, LLC (Borrower), under which the Company made available to Borrower up to $75 million to be used by Borrower to refinance its existing credit facility and expand its domestic commercial operations. A portion of the amount available under the Credit Agreement in an aggregate principal amount equal to $50 million (Tranche One), net of fees, was funded by the Company at the close of the transaction.

In the event that certain specified sales and other milestones occur (the Tranche Two Milestone) before December 31, 2014, the Company will fund Borrower between an additional $6.25 million and $12.5 million (Tranche Two), at Borrower’s discretion. In the event that additional specified sales and other milestones occur before June 30, 2015, the Company will fund Borrower up to an additional $12.5 million (Tranche Three, and together with Tranche One and Tranche Two, the Loans), at Borrower’s discretion. Borrowings under the Credit Agreement bear interest at the rate of 13.0% per annum, payable quarterly in arrears.

Principal repayment will commence on the eleventh interest payment date, September 30, 2016. Borrower may elect to pay a portion of the interest due in the form of additional Loans during the first 10 interest payment dates. The principal amount outstanding at commencement of repayment will be repaid in equal installments until final maturity of the Loans.

The Loans will mature on February 14, 2019, or, if Borrower has achieved the Tranche Two Milestone and Tranche Two is provided to Borrower by Company in accordance with the Credit Agreement, the Loans will mature on August 14, 2019. Borrower may elect to prepay the Loans at any time, subject to a prepayment penalty that decreases over the life of the Loans.

The obligations under the Credit Agreement are secured by a pledge of substantially all of the assets of Borrower and its domestic subsidiaries and, initially, certain assets of Borrower’s German subsidiaries.

The Credit Agreement contains customary affirmative covenants for transactions of this type and other affirmative covenants agreed to by the parties, including, among others, the provision of annual and quarterly reports, maintenance of property, insurance, compliance with laws and contractual obligations and payment of taxes. The Credit Agreement contains customary negative covenants for transactions of this type and other negative covenants agreed to by the parties, including, among others, restrictions on the incurrence of indebtedness, the granting of liens, making restricted payments and investments, entering into affiliate transactions and asset sales.

The Credit Agreement also provides for a number of customary events of default, including payment, bankruptcy, covenant, representation and warranty and judgment defaults.

The Company had no relationship with Borrower, material or otherwise, prior to entering into the Credit Agreement.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01      Other Events.

On February 18, 2014, the Company and Borrower issued a press release announcing the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements

This filing, the press release and the Company’s statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay dividends, purchase income generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and updated in subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01      Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC. (Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: February 18, 2014

 Exhibit Index

Exhibit No.	Description
99.1	Press Release